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                                                                     EXHIBIT 5.1

                                 LAW OFFICES OF
                  CLINE, WILLIAMS, WRIGHT, JOHNSON & OLDFATHER
                               One Pacific Place
                          1125 South 103rd, Suite 720
                           Omaha, Nebraska 68124-1090
                                 (402) 397-1700
                               FAX (402) 397-1806

                                  May 28, 1999

Austins Steaks & Saloon, Inc.

6940 "O" Street, Suite 334

Lincoln, NE 68510

    RE: FORM S-4 REGISTRATION STATEMENT

        ASS03-CB001

Dear Sir/Madam:

    You have requested our opinion with respect to the 11,219,250 shares of Austins common stock, $0.01 par value per share ("Austins Stock") being registered on Form S-4 Registration Statement pursuant to Registration No. 333-78375. The Austins Stock is to be issued to the holders of common stock, Series B convertible preferred stock and common stock purchase warrants of The WesterN SizzliN Corporation pursuant to a Plan and Agreement of Merger dated April 30, 1999 ("Merger Agreement") among Austins Steaks & Saloon, Inc. ("Austins"), The WesterN SizzliN Corporation and Austins Acquisition Corp.


    In preparing this opinion, we have reviewed (i) the Amended Certificate of Incorporation of Austins as filed with the Delaware of Secretary of State; (ii) the proposed amendment to Article IV to the Amended Certificate of Incorporation increasing the authorized stock from 7,500,000 shares to 20,000,000 shares to be effective prior to the issuance of the Austins Stock pursuant to the Merger Agreement; and (iii) certain resolutions of the Board of Directors and stockholders of Austins. We have also examined such issues of law and fact which we deem necessary for purposes of this opinion.


    Based upon the foregoing, it is our opinion that upon the Effective Time of the merger pursuant to the Merger Agreement, the Austins Stock will be duly authorized, validly issued, fully paid and non-assessable shares of Austins and the holders thereof will not be subject to personal liability solely by reason of being such holders.

    We are members of the bar of the State of Nebraska and are not licensed or admitted to practice law in any other jurisdiction, and we express no opinion with respect to the laws of any jurisdiction other than Nebraska, the general corporate laws of the State of Delaware and the federal laws of the United States.

    We consent to this opinion being filed as an exhibit to the Form S-4 Registration Statement of Austins, No. 333-78375.

                                          Very truly yours,

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                                By:            /s/ STEPHEN E. GEHRING
                                     -----------------------------------------
                                                 Stephen E. Gehring
                                                    For the Firm
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